Filed pursuant to Rule 424(b)(1)
                                                     Registration No. 333-98947

PROSPECTUS

                                 325,600 Shares
                            [INTEGRAMED AMERICA LOGO]
                                  COMMON STOCK
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         The stockholders listed in this prospectus are offering an aggregate of
325,600 shares of our common stock, including 105,600 shares to be issued upon the exercise of warrants. The common stock offered by this prospectus and the warrants to be exercised for shares of common stock also offered by this prospectus were sold to the selling stockholders in transactions exempt from registration under the Securities Act.

         The shares of common stock being offered by the selling stockholders may be sold from time to time in transactions on the Nasdaq National Market, in the over-the-counter market or in negotiated transactions. The selling stockholders directly, or through agents or dealers designated from time to time, may sell the common stock offered by them at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

         Our common stock is listed on the Nasdaq National Market under the symbol "INMD". On September 11, 2002, the last reported sale price of the common stock on the Nasdaq National Market was $6.08 per share.

                                   -----------

                  Investing in our common stock involves risks.
                     See "Risk Factors" beginning on page 7.

                                   -----------

   The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                   -----------

                               September 12, 2002



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                                TABLE OF CONTENTS


CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................2

WHERE YOU CAN FIND MORE INFORMATION ABOUT US..................................3

OUR COMPANY...................................................................5

RISK FACTORS..................................................................7

USE OF PROCEEDS..............................................................18

SELLING STOCKHOLDERS.........................................................19

PLAN OF DISTRIBUTION.........................................................20

LEGAL MATTERS................................................................21

EXPERTS......................................................................21

                              --------------------

         In this prospectus, "IntegraMed," the "Company," "we," "us," and "our" refer to IntegraMed America, Inc. and its subsidiaries.

         The following trademarks and service marks appear in this prospectus or in documents incorporated by reference in this prospectus: IntegraMed America(R), FertilityDirect(TM), Reproductive Science Centers(R), ARTWorks(R).



         You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. The shares of common stock offered by this prospectus will be offered or sold only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.
                              --------------------

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management's judgment regarding future events. Forward-looking statements typically are identified by use of terms such as "may," "will," "should," "plan," "expect," "anticipate," "estimate" and similar words, or the negative thereof, although some forward-looking statements are expressed differently. All forward-looking statements other than statements of historical fact included in this prospectus regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including the following:

     o    our ability to acquire additional business service agreements

     o our ability to raise additional debt and/or equity capital to finance future growth

     o    the loss of significant business service agreements

     o    the   profitability   or  lack   thereof   at   Reproductive   Science
          Centers(R)serviced by us

     o    increases in overhead due to expansion




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


     o the exclusion of infertility and assisted reproductive services from insurance coverage

     o    governmental laws and regulations regarding healthcare

     o    changes in managed care contracting

     o the timely development of and acceptance of new infertility, assisted reproductive and genetic technologies and techniques

         You should also consider carefully the statements under "Risk Factors", which address these and other factors that could cause our results to differ from those set forth in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We have no plans or obligation to update these forward-looking statements except as required by applicable law.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Public Reference Room at the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. The Commission also makes these documents available on its web site at http://www.sec.gov.

         We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the common stock offered by this prospectus. This prospectus constitutes a part of the registration statement but does not contain all of the information set forth in the registration statement and its exhibits. For further information, we refer you to the registration statement and its exhibits.

         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document we have filed with the Commission. The information incorporated by reference is an important part of this prospectus and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following:

     o    The  description  of  common  stock  contained  in  the   Registration
          Statement on Form 8-A filed with the Commission on May 28, 1991;

     o Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Commission on April 1, 2002;

     o Definitive Proxy Statement on Schedule 14A filed with the Commission on April 25, 2002;

     o Quarterly Report on Form 10-Q for the period ending March 31, 2002, filed with the Commission on May 15, 2002;

     o    Current Report on Form 8-K filed with the Commission on June 25, 2002;

     o Quarterly Report on Form 10-Q for the period ending June 30, 2002 filed with the Commission on August 14, 2002; and

     o Any future filings we make with the Commission until the selling stockholders sell all of the common stock offered by them pursuant to the prospectus.



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



         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

                           IntegraMed America, Inc.
                           One Manhattanville Road
                           Purchase, New York 10577
                           (telephone no. 914-253-8000)
                           Attention: Claude E. White, Vice President
                                      and General Counsel

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


                                   OUR COMPANY

         The following is a summary of us and our business. Because it is a summary it does not contain all of the information that you should consider before investing. You should read this entire prospectus and all of the documents that are incorporated by reference in this prospectus and the section of this prospectus entitled "Risk Factors," before making an investment decision.

         IntegraMed America, Inc. offers products and services to patients, providers, payors and suppliers in the fertility industry. The IntegraMed Network is comprised of 15 fertility centers in major markets across the United States, pharmaceutical products and services, a financing subsidiary, the Council of Physicians and Scientists, and a leading fertility portal (www.integramed.com).

         Nine fertility centers have access to our FertilityDirect(TM) Program. The FertilityDirect Program provides contracted fertility centers with exclusive market access to our products and services that support patient recruitment. Included in this program are:

     o Shared Risk Refund packages (includes up to three cycles of in vitro fertilization for one fixed price with a significant refund if the patient does not deliver a baby);

     o    treatment financing;
     o    Internet marketing; and
     o    Certain administrative, information and marketing services.

We license these programs exclusively to one leading fertility center in each major market targeted.

         Six of the fertility centers are designated as "Reproductive Science Centers(R)" and as such, have access to our FertilityDirect Program in addition to being provided with a full range of services including:

     o Administrative Services - We offer accounting and finance services, human resource functions, and purchasing of supplies and equipment.
     o Access to Capital - We offer immediate access to capital for expansion and growth. We also offer physician providers in our network rapid access to the latest technologies and facilities in order for them to provide a full spectrum of services and compete effectively for patients in the marketplace.
     o Marketing and Sales - We provide access to business-building techniques to facility growth and development through our marketing and sales programs.
     o    Integrated  Information  Systems  - We have  developed  a  nationwide, integrated information system called ARTWorks(R) to collect and analyze clinical, patient, financial and marketing data.
     o Assistance in Identifying Best Clinical Practices - Our Council of Physicians and Scientists review the principal elements necessary to achieve successful clinical outcomes and assist practices in optimizing such outcomes. Our structured Clinical Quality Improvement Program under the auspices of our Council of Physicians and Scientists produces a distinctive competitive advantage in the marketplace for our network of Reproductive Science Centers.

         IntegraMed Pharmaceutical Services, Inc., or IPSI, one of our wholly owned subsidiaries, contracts for the marketing of fertility-related pharmaceutical products to the patients of the Reproductive Science Centers and certain affiliates. IPSI contracts with ivpcare, inc., a licensed pharmacy specializing in dispensing pharmaceutical products, which provides certain business services to IPSI.



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

         Our strategy is to align information, technology and finance for the benefit of fertility patients, providers, payors and suppliers. The primary elements of our strategy include:

     o selling additional FertilityDirect contracts to leading fertility centers in major markets;
     o selling Shared Risk Refund treatment packages to patients of contracted fertility centers and managing the risk associated with the program;
     o selling additional Reproductive Science Center business services contracts;
     o    increasing  revenues at Reproductive  Science Centers;
     o    increasing sales of pharmaceutical  products and services;
     o    expanding clinical research opportunities; and
     o establishing Internet-based access to patient-specific information on treatment process and outcomes.

                              --------------------

         We are incorporated in Delaware. Our principal executive offices are currently located at One Manhattanville Road, Purchase, New York 10577, and our telephone number is (914) 253-8000. Our website can be found at http://www.integramed.com. Information on our website is not a part of this prospectus.




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


                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

         Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Related to Our Company

We rely on affiliations with fertility centers which may or may not benefit us.

         A key element of our strategy is to expand through acquisitions of additional business service agreements and through the expansion of services offered by affiliated fertility centers. Identifying physician practice candidates to be affiliated with our network of fertility centers and proposing, negotiating and implementing economically feasible affiliations with such groups can be a lengthy, complex and costly process. We may not be able to successfully establish affiliations with additional fertility centers. In particular, we may not be able to acquire assets of, enter into business services agreements with, or profitably manage, additional fertility centers or successfully integrate additional fertility centers into a network that will provide appropriate incentives for such practices to improve operating efficiencies and reduce costs while delivering high-quality patient care. In addition, anticipated benefits of our acquisitions may not be realized, or there may be substantial unanticipated costs associated with such acquisitions.

The termination or modification of our service agreements with fertility centers could materially impact our earnings.

         We have entered into agreements with 15 fertility centers to provide a wide array of services. Six of these centers are categorized as Reproductive Science Centers and we provide them with our full product offering. Nine of the other centers are participants in our FertilityDirect Program. Although our service agreements tend to be long-term, with management agreements generally ranging from ten to 20 years and generally may be terminable only for cause, we cannot be certain that a fertility center will not terminate its agreement with us. The termination of one or more of theses agreements could have a significant impact on our earnings. In December 2000, our agreement with one of our former hospital-based Reproductive Science Centers was terminated. Although we received an early termination fee, such fee may not have fully compensated us for the potential fees we would have received over the remaining one-year term of the agreement.

         In addition, we revised our fee structure with our Reproductive Science Centers during 2001. The revised structure reduced the fixed percentages owing to us on the revenue and medical practice earnings of four centers. The lower fees are to be phased in over an estimated five-year period. Although we believe that the revised fee structure will be more than offset by growth in the underlying medical practice, any future restructuring of fees may not be as favorable.


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

Our business service revenue depends on the profitability of the fertility centers serviced by us.

         Our service fees from Reproductive Science Centers is largely based upon a percentage of the centers' revenue and earnings. Therefore, if the centers' revenues and earnings decline, so will our fees. Although we provide much of the marketing and administrative services for the Reproductive Science Centers, there are aspects of their profitability that are beyond our control. If the businesses of the Reproductive Science Centers do not grow or are not successful or if their earnings are negatively impacted by operating or fixed expenses, our revenue from these centers will be negatively affected.

         Further, we cannot be sure that any fertility centers will maintain a successful medical practice or that any of the key physicians will continue to practice with such fertility centers. Our business depends, to a significant degree, on the fertility center's ability to recruit and retain qualified physicians. In addition, fertility centers enter into non-competition agreements with the physicians. However, such agreements may not be enforceable if challenged in court and may not prevent the physician from moving his or her practice to another region in the United States. Moreover, a non-competition covenant would not prevent the physician from abandoning the practice of medicine. In addition, these agreements restrict competition for a limited period of time which may vary depending upon particular state law requirements. Therefore, a departing physician may directly compete with his or her former practice group after the expiration of such time period. Any resulting loss of revenue by a fertility center could have a material adverse effect on us.

Our growth could be hindered by lack of available financing.

         To fund future growth we may need additional capital. The only current readily available source of funds is our $7.0 million working capital revolving credit facility. Historically, we have financed our operations through sales of equity securities, issuances of notes and internally generated sources. All of these sources may not be available in the future to fund additional growth. We may not be able to raise capital or borrow money on favorable terms or at all. Should this be the case, our ability to acquire new business service agreements or expand operations will be impaired.

Our growth places significant demands on us and our resources.

         As we expand our operations, we will be required to hire and retain additional management and administrative personnel and develop and expand operational systems to support related growth. This growth will continue to place significant demands on our management, technical, financial and other resources. Continued growth may impair our ability to efficiently provide management services to the fertility centers and to adequately manage and supervise its employees. The failure to manage growth effectively could have a material adverse effect on our business, financial condition and operating results. In addition, such growth will require additional overhead expenses which may be greater than any realized incremental revenue. Further, as we implement new products and services, costs of implementation may be incurred prior to achieving related revenues.

The success of our growth strategy depends on our ability to adapt to new markets and effectively integrate newly acquired practices.

         Our expansion into new markets will require us to maintain and establish payor and customer relationships and to convert the clinical and financial reporting systems of new practices to our systems. Significant delays or expenses with regard to this process could materially harm the integration of additional practices and our profitability. The integration of additional practices also requires the implementation and centralization accounting, sales and marketing, payroll, human resources, management information systems, cash


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

management, risk management and other systems, which may be difficult, costly and time-consuming. Accordingly, our operating results, particularly in fiscal quarters immediately following a new practice affiliation, may be adversely affected while we attempt to complete the integration process. We may encounter significant unanticipated costs or other problems associated with the future integration of practices into our combined network of affiliated practices. Our expansion into new markets may require us to comply with present or future laws and regulations that may differ from those to which we are currently subject. Failure to meet these requirements could materially impede our growth objectives or materially harm our business.

Future acquisitions by fertility centers may not be acceptable to stockholders.

         Unless otherwise required by law, we do not intend to seek stockholder approval for acquisitions of business service agreements with fertility centers. Accordingly, our stockholders are dependent on management's judgment with respect to such transactions. These acquisitions may involve the issuance of a significant number of additional shares, the assumption or issuance by us of indebtedness and the undertaking by us of material obligations, including long-term management agreements.

Our success is dependent on fertility centers negotiating favorable contracts with managed care organizations.

         Our ability to expand our operations is dependent, in part, on the ability of the fertility centers serviced by us to renew their contracts with managed care organizations and to contract, on a favorable basis, with additional managed care organizations. In order for fertility centers to obtain new contracts, which increasingly involves a competitive bidding process, we must assist the fertility centers in accurately anticipating the costs of providing services so that the fertility centers are able to undertake contracts where they can expect to realize adequate profit margins or otherwise meet their objectives. There can be no assurance that fertility centers will be successful in contracting with sufficient numbers of managed care organizations or in negotiating contracts with managed care organizations on terms favorable to us and the fertility centers.

         In connection with managed care contracts, the fertility centers may be required to enter into contracts under which services will be provided on a fee-for-service or risk-sharing/capitated basis. Under certain capitated contracts, a fertility center accepts a predetermined amount per covered plan member, per month in exchange for providing all necessary covered services. Such a contract shifts much of the risk of providing health care from the payor to the provider. Under such an agreement, the fertility center is at risk to the extent costs of providing medical services to plan members exceed the fixed fee reimbursement amount. Medical costs are affected by a variety of factors that are difficult to predict and not within our control. To the extent medical costs for services performed by physicians at the fertility centers exceed reimbursement amounts, the revenues and earnings of the respective fertility centers would decrease. Accordingly, our service fees for servicing such fertility centers which are based on revenues and/or earnings of the respective fertility centers would decrease. Any such decrease would adversely effect our business, financial condition and operating results.

We depend on third-party payors for our revenue stream.

         Almost two-thirds of our revenues for each of the six months ended June 30, 2002 and the fiscal years ended December 31, 2001 and 2000, were derived from revenues received by the fertility centers from third-party payors. In addition, we receive substantial reimbursed costs which are indirectly derived from third-party payors. Cost containment pressures are increasing in the health care industry as third-party payors institute measures designed to limit payments to health care providers. Such cost containment measures include reducing reimbursement rates, limiting services covered, increasing utilization review of services, negotiating prospective or discounted contract pricing, adopting capitation strategies and seeking competitive bids. Such measures could adversely affect the amounts or types of services that may be reimbursable to the fertility centers in the future. In particular, assisted reproductive technology services, commonly referred to as ART, may not be reimbursable to the fertility centers in the future. We believe that this trend will continue to result in a reduction from historical levels in per-patient revenue for fertility centers. Reimbursement rates vary depending on the type of third-party payors. Changes in the composition of third-party payors reimbursing the fertility centers from higher reimbursement rate payors to lower reimbursement rate payors could have an adverse effect on our operating results. In addition, although several states, including California, Illinois, Maryland, Massachusetts and New York, states in which we do business, mandate that insurance companies either provide or offer coverage for certain infertility and ART services, in at least one state efforts have been made to limit or repeal these requirements. It cannot be determined what effect, if any, changes in the levels of state mandated insurance coverage would have on our revenues.

Since fertility centers charge their patients on a fee-for-service basis, they incur financial risk related to collections as well as potentially long collection cycles when seeking reimbursement from third-party payors.

         Substantially all of our net revenues are derived from the fertility centers' charging for services on a fee-for-service basis. Accordingly, we assume the financial risk related to collection, including the potential uncollectability of accounts, long collection cycles for accounts receivable and delays attendant to reimbursement by third-party payors, such as private insurance plans and managed care organizations. Increases in write-offs of doubtful accounts, delays in receiving payments or potential retroactive adjustments and penalties resulting from audits by payors may adversely affect our operating cash flow and liquidity, require us to borrow funds to meet our current obligations, reduce our profitability, impede our growth or otherwise materially adversely affect our business.

We and Reproductive Science Centers rely on third-party vendors to produce medications that are vital to the provision of fertility and ART services.

         Our subsidiary, IntegraMed Pharmaceutical Services, Inc., has contracted solely with ivpcare, inc., to provide certain business services including the dispensing of pharmaceutical products. In addition, the Reproductive Science Centers are dependent on third-party vendors that produce fertility medications that are vital to the provision of infertility and ART services. Should any of these vendors experience a supply shortage of medication, such supply shortage may have an adverse impact on our operations and the fertility centers.

We rely on the skills of certain key individuals.

         We are substantially dependent on the efforts and skills of our current executive management for our day to day management and the implementation of our business strategy. Because of the difficulty in finding adequate replacements for the executive management, the loss, incapacity or unavailability of any of these individuals could adversely affect our operations. In addition, our success is also dependent upon our ability to attract and retain additional qualified personnel to support our anticipated growth.

We have established certain anti-takeover provisions.

         Our Board of Directors is authorized to issue from time to time, without stockholder authorization, shares of preferred stock with such terms and conditions as the Board of Directors may determine in its sole discretion. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in

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connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We are also subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder. Any of these provisions could discourage, hinder or preclude an unsolicited acquisition of us and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt.

We have recorded a significant amount of intangible assets, which may never be realized.

         Our business service agreements have resulted in significant increases in net identifiable intangible assets and goodwill. Net identifiable intangible assets, which include business service agreements rights, were approximately $
20.3 million at June 30, 2002, representing approximately 45% of our total assets. Net identifiable intangible assets are recorded at fair value on the date of acquisition and are being amortized over periods ranging from 10 to 25 years. On an ongoing basis, we make an evaluation to determine whether events and circumstances indicate that all or a portion of the carrying value of intangible assets may no longer be recoverable, in which case an additional charge to earnings may be necessary. Any future determination requiring the write-off of a significant portion of intangible assets could materially harm our results of operations for the period in which the write-off occurs, which could adversely affect our stock price.

We depend on numerous complex information systems and any failure to successfully maintain those systems or implement new systems could materially harm our operations.

         We depend upon numerous information systems to provide operational and financial information on our practices, provide test reporting to physicians and handle our complex billing operations. No assurance can be given that we will be able to enhance existing and/or implement new information systems that can integrate successfully the disparate operational and financial information systems of our practices. The failure to successfully implement and maintain operation, financial, test reporting, billing and physician practice information systems could substantially impede the implementation of our operating and growth strategies and the realization of expected operating efficiencies.

Risks Related to Our Industry

The business of providing health care services is intensely competitive and is continuing to evolve in response to pressures to find the most cost-effective method of providing quality health care.

         We experience competitive pressures for the acquisition of the assets of, and the provision of business services to, additional physician practices. Although we focus on physician practices that provide infertility and ART, we compete for management contracts with other health care services companies, as well as hospitals and hospital-sponsored management services organizations. If federal or state governments enact laws that attract other health care providers to the managed care market, we may encounter increased competition from other institutions seeking to increase their presence in the managed care market and which have substantially greater resources than us. We may not be able to compete effectively with our competitors, and additional competitors may enter the market. Increased competition will make it more difficult to acquire the assets of, and provide business services for, physician practices on terms beneficial to us.

         The infertility industry is highly competitive and characterized by technological improvements. New ART services and techniques may be developed that may render obsolete the ART services and techniques currently employed at the fertility centers. Competition in the areas of infertility and ART services is largely based on pregnancy rates and other patient outcomes. Accordingly, the ability of a fertility center to compete is largely dependent on its ability to achieve adequate pregnancy rates and patient satisfaction levels.

As a participant in the health care industry, our operations and our relationships with the fertility centers are subject to extensive and increasing regulation by various governmental entities at the federal, state and local levels.

         We believe our operations and those of the fertility centers are in material compliance with applicable health care laws. Nevertheless, the laws and regulations in this area are extremely complex and subject to changing interpretation and many aspects of our business and business opportunities have not been the subject of federal or state regulatory review or interpretation. Accordingly, we cannot be sure that our operations have been in compliance at all times with all such laws and regulations. In addition, we cannot be sure that a court or regulatory authority will not determine that our past, current or future operations violate applicable laws or regulations. If our interpretation of the relevant laws and regulations is inaccurate, there could be a material adverse effect on our business, financial condition and operating results. In addition, such laws could be interpreted in a manner inconsistent with our practices. Therefore, a review of us or the fertility centers by courts or regulatory authorities could result in a determination that would require us or the fertility centers to change current practices. Future changes to the health care regulatory environment may also restrict our or the fertility centers' existing operations or their expansions. Any significant restructuring or restriction could have a material adverse effect on our business, financial condition and operating results.

Our operations in Massachusetts, New York, the District of Columbia, California, and Illinois, are subject to prohibitions relating to the corporate practice of medicine.

         The laws of Massachusetts, New York, the District of Columbia, California, and Illinois prohibit corporations other than professional corporations, associations and in some cases, hospitals or nonprofit organizations, from practicing medicine or exercising control over physicians, prohibit physicians from practicing medicine in partnership with, or as employees of, any person not licensed to practice medicine and prohibit certain types of corporations from acquiring the goodwill of a medical practice. In the context of business service contracts between a corporation not authorized to practice medicine and the physicians or their professional entity, the laws of most of these states focus on the extent to which the corporation exercises control over the physicians and on the ability of the physicians to use their own professional judgment as to diagnosis and treatment. We believe our operations are in material compliance with applicable state laws relating to the corporate practice of medicine. We perform non-medical administrative services, and assist the physicians in providing clinical services. We do not represent to the public that we offer medical services, and we do not exercise influence or control over the practice of medicine by physicians with whom we contract in these states. In each of these states, the related professional corporation is the sole employer of the physicians, and the professional corporation retains the full authority to direct the medical, professional and ethical aspects of its medical practice. However, although we believe our operations are in material compliance with applicable state corporate practice of medicine laws, the laws and their interpretations vary from state to state, and they are enforced by regulatory authorities that have broad discretionary authority. As a result, we cannot be sure that these laws will be interpreted in a manner consistent with our practices or that other laws or regulations will not be enacted in the future that could have a material adverse effect on our business, financial condition and operating results. If a corporate practice of medicine law is interpreted in a manner that is inconsistent with our practices, we could be required to restructure or terminate our relationship with the applicable professional corporation in order to bring our activities into compliance with such law. The termination of, or failure of us to successfully restructure, any such relationship could result in fines or a loss of revenue that could have a material adverse effect on our business, financial condition and operating results. In addition, expansion of our operations to new jurisdictions could require structural and organizational modifications of our relationships with the professional corporation in order to comply with additional state statutes.

Physicians in the states of New York and Illinois are subject to express fee-splitting prohibitions.

         The laws of New York and Illinois prohibit physicians from splitting professional fees with non-physicians and health care professionals not affiliated with the physician performing the services generating the fees. In New York, this prohibition includes any fee we may receive from the fertility centers which is set in terms of a percentage of, or otherwise dependent on, the income or receipts generated by the physicians. In certain states, such as New York, any fees that a non-physician receives in connection with the management of a physician practice must bear a reasonable relationship to the services rendered, based upon the fair market value of such services. Under Illinois law, the courts have broadly interpreted the fee-splitting prohibition in that state to prohibit compensation arrangements that include:

     o fees that a management company may receive based on a percentage of net profits generated by physicians, despite the performance of legitimate management services,

     o fees received by a management company engaged in obtaining referrals for its physician where the fees are based on a percentage of certain billings collected by the physician, and

     o purchase price consideration to a seller of a medical practice based on a percentage of the buyer's revenues following the acquisition.

Several of the other states where we have operations, such as California, do not expressly prohibit fee-splitting but do have corporate practice of medicine prohibitions. In these states, regulatory authorities frequently interpret the corporate practice of medicine prohibition to encompass fee-splitting, particularly in arrangements where the compensation charged by the management company is not reasonably related to the services rendered.

         We believe that our current operations are in material compliance with applicable state laws relating to fee-splitting prohibitions. However, we cannot be certain that these laws will be interpreted in a manner consistent with our practices or that other laws or regulations will not be enacted in the future that could have a material adverse effect on our business, financial condition and operating results. If a fee-splitting law is interpreted in a manner that is inconsistent with our practices, we could be required to restructure or terminate our relationship with the applicable fertility centers in order to bring our activities into compliance with such law. The termination of, or failure of us to successfully restructure, any such relationship could have a material adverse effect on our business, financial condition and operating results. In addition, expansion of our operations to new jurisdictions could require structural and organizational modifications of our relationships with the fertility centers in order to comply with additional state statutes.

Certain of our services raise issues under state insurance regulations.

         Certain of our fertility centers provide patients with fertilization services for a fixed fee. If the patient does not become pregnant after completing the three cycles of fertilization services, we will return a large portion of the fixed fee to the patient. It is possible that a state insurance regulator could interpret this program as the "business of insurance" and thereby subject us to the insurance laws of such jurisdiction. Notwithstanding a lack of uniformity among various states with regard to activity that constitutes insurance activity, we believe that, because our primary purpose in offering this program is to provide high quality fertility services rather than to assume the risk of failure of these services, and because we actually provide the relevant health services rather than simply serving as a conduit for payment, our program should not be regarded as an insurance contract. However, a regulator could take a contrary position, and attempt to require us to comply with insurance regulations.

We are subject to state laws that prohibit kickbacks in return for referral of patient and self-referral laws.

         We are subject to state statutes and regulations that prohibit kickbacks in return for the referral of patients in each state in which we have operations. Several of these laws apply to services reimbursed by all payors, not simply Medicare of Medicaid. Violations of these laws may result in prohibition of payment for services rendered, loss of licenses as well as fines and criminal penalties.

         In addition, New York, California, Florida, Virginia, Maryland, Massachusetts, and Illinois have enacted laws on self-referrals that apply generally to the health care profession, and we believe it is likely that more states will follow. Our operations in New York, California, and Illinois have laboratories which are or will be subject to such prohibitions on referrals for services to entities in which the referring physician has a beneficial interest. However, New York, Maryland and California have an exception for "in-office ancillary services" and in Illinois, the self-referral laws do not apply to services within the health care worker's office or group practice or to outside services as long as the health care worker directly provides health services within the entity and will be personally involved with the provision of care to the referred patient. We believe that the laboratories in our operations fit within the exceptions contained in such statutes or are not subject to the statute at all. Each of the laboratories in the states in which these self-referral laws apply are owned by the fertility centers in that state and are located in the office of such fertility centers. However, laws could be interpreted in a manner inconsistent with our practices, or other laws or regulations could be enacted in the future that may have a material adverse effect on our business, financial condition or operating results. In addition, expansion of our operations to new jurisdictions could require structural and organizational modifications of our relationships with the fertility centers in order to comply with new or revised state statutes.

         In connection with corporate practice of medicine laws referred to above, the fertility centers with whom we are affiliated necessarily are organized as separate legal entities. As such, the fertility centers may be deemed to be persons separate both from us and from each other under the antitrust laws and, accordingly, subject to a wide range of laws that prohibit anti-competitive conduct among separate legal entities. We believe we are in compliance with these laws and we intend to comply with any state and federal laws that may affect our development of health care networks. However, a review of our business by courts or regulatory authorities could have a material adverse effect on our operation and the fertility centers. Our business could be harmed by future interpretation or implementation of the health care insurance portability and accountability act.

Our business could be harmed by future interpretation or implementation of the Healthcare Insurance Portability and Accountability Act.

         The Health Care Insurance Portability and Accountability Act, or HIPAA, created provisions that impose criminal penalties for fraud against any health care benefit program, for theft or embezzlement involving health care and for false statements in connection with the payment of any health benefits. The HIPAA provisions apply not only to federal programs, but also to private health benefit programs. HIPAA also broadened the authority of the Office of the

Inspector General of the U.S. Department of Health and Human Services to exclude participants from federal health care programs. Because of the uncertainties as to how the HIPAA provisions will be enforced, we are currently unable to predict their ultimate impact on us. Compliance with HIPAA could cause us to modify our business operations in a manner that would increase our operating costs or impede our growth. In addition, although we are unaware of any current violations of HIPAA, if we were found to be in violation of HIPAA, the government could seek penalties against us. Significant fines could cause liquidity problems and adversely affect our results of operations.

Federal and state regulation of the privacy, security and transmission of health information could restrict our operations, impede the implementation of our business strategies or cause us to incur significant costs.

         The privacy, security and transmission of health information is subject to federal and state laws and regulations, including HIPAA. Some of our operations will be subject to HIPAA and its regulations. Because HIPAA's privacy regulations do not supersede state laws that are more stringent, we will have to comply both with the federal privacy regulations under HIPAA and with any state privacy laws that are more stringent than HIPAA. Our operations that are subject to HIPAA must be in compliance with HIPAA's regulations by April 2003. Another set of regulations issued under HIPAA establish uniform standards relating to data reporting, formatting, and coding that covered entities must use when conducting certain transactions involving health information. The compliance date for these regulations is October 2002, unless extended by filing a request. A third set of regulations, which have not yet been finalized, will establish minimum security requirements to protect health information. The HIPAA regulations could result in significant financial obligations for us and will pose increased regulatory risk. The privacy regulations could limit our use and disclosure of patient health information and could impede the implementation of some of our business strategies. At this time, we are unable to determine the full impact of the HIPAA regulations on our business and our business strategies or the total cost of complying with the regulations, but the impact and cost could be significant. Many states have enacted, or indicated an intention to enact, privacy laws similar to HIPAA. These state laws could also restrict our operations, impede the implementation of our business strategies or cause us to incur significant compliance costs. In addition, failure to comply with federal or state privacy laws and regulations could subject us to civil or criminal penalties.

Providers of ART services are subject to heavy government regulation.

         With the increased utilization of ART services, government oversight of the ART industry has increased and legislation has been adopted or is being considered in a number of states regulating the storage, testing and distribution of sperm, eggs and embryos. Although we believe we are currently in compliance with such legislation where failure to comply would subject us to sanctions by regulatory authorities, any failure to comply could have a material adverse effect on our business, financial condition and operating results.

The fertility centers' clinical laboratories are subject to government regulations at the federal, state and local level.

         The fertility centers' endocrine and embryology clinical laboratories are subject to governmental regulations at the federal, state and local levels. The fertility centers have obtained, and from time to time renew, federal and/or state licenses for the laboratories operated at the fertility centers.

         The Clinical Laboratory Improvement Amendments of 1988, or CLIA, extended federal oversight to all clinical laboratories, including those that handle biological matter, such as eggs, sperm and embryos, by requiring that all laboratories be certified by the government, meet governmental quality and personnel standards, undergo proficiency testing, be subject to biennial inspections, and remit fees. The sanctions for failure to comply with CLIA and these regulations include suspension, revocation or limitation of a laboratory's

CLIA certificate necessary to conduct business, significant fines or criminal penalties. We believe we are in material compliance with the foregoing standards. Nevertheless, the loss of license, imposition of a fine, future changes in such federal, state and local laws and regulations or a change in the interpretation of current laws and regulations could have a material adverse effect on us.

Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change.

         Changes in the law, new interpretations of existing laws, or changes in payment methodology or amounts, may have a dramatic effect on the relative costs associated with doing business and the amount of reimbursement provided by government and other third party payors. In recent years, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. We believe that such initiatives will continue during the foreseeable future. Aspects of certain of these reforms as proposed in the past, such as further reductions in payments and additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, if adopted, could adversely affect us. In addition, some states in which we operate or may operate in the future are also considering various health care reform proposals. We anticipate that federal and state governments will continue to review and assess alternative health care delivery systems and payment methodologies, and that public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, we cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on us; however, the exclusion of ART services as a reimbursable health care benefit would have a material adverse effect on our business, financial condition and operating results. In addition, the announcement of reform proposals and the investment community's reaction to such proposals, as well as announcements by competitors and third-party payors of their strategies to respond to such initiatives, could adversely effect the market price of the common stock.

The provision of health care services entails the substantial risk of potential claims of medical malpractice and similar claims.

         We do not engage in the practice of medicine or assume responsibility for compliance with regulatory requirements directly applicable to physicians and we require associated fertility centers to maintain medical malpractice insurance. In general, we have established a program that provides the fertility centers with such required insurance. However, in the event that services provided at the fertility centers are alleged to have resulted in injury or other adverse effects, we are likely to be named as a party in a legal proceeding.

         Although we currently maintain liability insurance that we believe is adequate as to both risk and amount, successful malpractice claims could exceed the limits of our insurance and could have a material adverse effect on our business, financial condition or operating results. Moreover, we may not be able to obtain such insurance on commercially reasonable terms in the future, and any such insurance may not provide adequate coverage against potential claims. In addition, a malpractice claim asserted against us could be costly to defend, could consume management resources and could adversely affect our reputation and business, regardless of the merit or eventual outcome of such claim. Further, in connection with the acquisition of the assets of certain fertility centers, we may assume certain of the stated liabilities of such practice. Therefore, claims may be asserted against us for events related to such practice prior to our acquisition of the fertility centers. We maintain insurance coverage related to those risks that we believe is adequate as to both risk and amount, although a successful claim could exceed applicable policy limits.

         There are inherent risks specific to the provision of infertility and ART services. For example, the long-term effects on women of the administration of fertility medication, integral to most infertility and ART services, are of concern to certain physicians and others who fear the medication may prove to be carcinogenic or cause other medical problems. Currently, fertility medication is critical to most infertility and ART services and a ban by the United States Food and Drug Administration or any limitation on its use would have a material adverse effect on us. Further, ART services increase the likelihood of multiple births, which are often premature and may result in increased costs and complications.

Risks Related To Our Common Stock

Future sales of our share capital could cause the price of our common stock to decline.

         Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. Prior to the issuance of the shares of common stock offered for resale by this prospectus, we had 3,335,765 shares of common stock outstanding as of July 30, 2002. At July 30, 2002 there were outstanding stock options to purchase 931,310 shares of our common stock at a weighted average exercise price of approximately $4.45 per share; and warrants to purchase an aggregate 30,000 shares of our common stock, all of which are currently exercisable. An additional 114,237 shares of common stock are reserved for grant under our stock option plans. The shares of our common stock that may be issued under the outstanding options issued pursuant to our stock option plans are currently registered with the Securities and Exchange Commission. Future sales of our common stock or the availability of our common stock for sale could adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

We have never paid Common Stock cash dividends and do not anticipate paying cash dividends in the foreseeable future.

         We have not paid any Common Stock cash dividends, nor do we anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings which we may generate to finance our growth.

The issuance of preferred stock may adversely affect rights of common stockholders or discourage a takeover.

         Under our restated certificate of incorporation, our board of directors has the authority to issue up to 2,500,000 shares of "blank check" preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that may be issued in the future.

         While we have no present intention to authorize any additional series of preferred stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could also have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. The preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the common stock.

Our stock price is volatile and the value of your investment may decrease for various reasons, including reasons that are unrelated to the performance of our business.

         On occasion the equity markets have experienced significant price and volume fluctuations. These fluctuations have affected the market price for many companies' securities even though the fluctuations are often unrelated to the companies' operating performance. There has been significant volatility in the market price of securities of health care companies that often has been unrelated to the operating performance of such companies. In fact, since September 1, 2001, our common stock, which trades on the Nasdaq National Market, has traded from a low of $1.50 per share to a high of $9.20 per share. We believe that various factors, such as legislative and regulatory developments, investigations by regulatory bodies or third-party payors, quarterly variations in our actual or anticipated results of operations, lower revenues or earnings than those anticipated by securities analysts, the overall economy and the financial markets could cause the price of our common stock to fluctuate substantially. Any fluctuation of our stock price may make it difficult to resell your shares when you want to at prices you find attractive. In addition, securities class action claims have been brought against companies whose stock prices have been volatile. This kind of litigation could be very costly and could divert our management's attention and resources. Any adverse determination in this type of litigation could also subject us to significant liabilities, any or all of which could materially harm our liquidity and capital resources.



                                 USE OF PROCEEDS

         All of the shares of common stock offered pursuant to this prospectus are being offered by the selling stockholders listed under "Selling Stockholders." We will not receive any proceeds from sales of common stock by the selling stockholders. Some of the shares of common stock to be sold in this offering have not yet been issued and will only be issued upon the exercise of warrants. We will receive estimated net proceeds of approximately $902,000 if all of the shares underlying warrants offered under this prospectus are exercised. However, the warrants may not be exercised, in which event we would not receive any proceeds. We intend to use any proceeds received from the exercise of the warrants for general corporate purposes.

                              SELLING STOCKHOLDERS

         The shares of common stock being offered by the selling stockholders were sold to the selling stockholders in a transaction exempt from registration under the Securities Act. All of the shares offered for resale were issued and sold by IntegraMed in a private placement transaction which was consummated on July 30, 2002 or issued to the placement agent for such private placement. We entered into a purchase agreement with the selling stockholders who purchased in the private placement in connection with the acquisition of the stock being offered pursuant to this prospectus.

    The following table sets forth information as of July 31, 2002 with respect to each selling stockholder and the number of shares of common stock beneficially owned by such selling stockholder and assumes that all of the shares offered for resale pursuant to this prospectus will be sold in this offering:

                                                     Shares Owned         Shares       Shares Owned        Percentage of
                                                       Prior to            Being      Upon Completion    Outstanding Stock
Name                                                   Offering           Offered       Of Offering     Owned After Offering
-----------------------------------------------------------------------------------------------------------------------------

Michael Young                                          134,400(1)          134,400             -                 *
The Lynch Foundation                                    57,240(2)            7,840         49,400                *
Peter S. & Carolyn A. Lynch                            151,600(3)           10,976        112,400(4)             *
Peter S. Lynch Charitable Lead Annuity Trust             2,352(5)            2,352             -                 *
Peter S. Lynch Charitable UniTrust                       2,352(6)            2,352             -                 *
Peter S. Lynch Charitable Remainder Trust               15,680(7)           15,680             -                 *
Peter H. Kamin                                         174,400(8)           89,600         40,000(9)             *
Peter H. Kamin Children's Trust                        59,800(10)           44,800         15,000                *
H.C. Wainwright & Co., Inc.                             6,160(11)            6,160             -                 *
Julia Aryeh                                             8,800(11)            8,800             -                 *
Steven Markovich                                          880(11)              880             -                 *
Robert Nathan                                           1,760(11)            1,760             -                 *

--------------------------
*  Less than 1%-
--------------------------

1 Includes 38,400 shares of common stock underlying warrants which will become exercisable on January 31, 2003 at an exercise price of $9.00 per share.
2 Includes 2,240 shares of common stock underlying warrants which will become exercisable on January 31, 2003 at an exercise price of $9.00 per share.
3 Includes 3,136 shares of common stock underlying warrants which will become exercisable on January 31, 2003 at an exercise price of $9.00 per share and 27,704 shares of common stock which Mrs. Lynch is deemed to beneficially own, of which 7,000 shares of common stock are held in the Lynch Children's Trust for the benefit of Anne Lynch for which she is trustee, 7,000 shares of common stock are held in the Lynch Children's Trust for the benefit of Elizabeth Lynch for which she is trustee, 7,000 shares of common stock are held in the Lynch Children's Trust for the benefit of Mary Lynch for which she is trustee, 1,680 shares of common stock and 672 shares of common stock underlying warrants that are currently held in the Peter S. Lynch Charitable Lead Annuity Trust for which she is trustee, 1,680 shares of common stock and 672 shares of common stock underlying warrants that are currently held in the Peter S. Lynch Charitable UniTrust for which she is trustee and 2,000 shares of common stock that are held in her IRA Rollover account. The shares held by the Peter S. Lynch Charitable Lead Annuity Trust and the Peter S. Lynch Charitable UniTrust are being sold in this offering. Also includes shares Mr. Lynch is deemed to beneficially own, consisting of 55,000 shares of common stock and 2,240 shares of common stock underlying warrants that are currently held by the Lynch Foundation for which he is a trustee and 11,200 shares of common stock and 4,480 shares of common stock underlying warrants that are currently held in the Peter S. Lynch Charitable Remainder Trust for which he is trustee, all but 49,400 shares are being sold in this offering.
 4 Includes 23,000 shares of common stock which Mrs. Lynch is deemed to beneficially own, of which 7,000 shares of common stock are held in the Lynch Children's Trust for the benefit of Anne Lynch for which she is trustee, 7,000 shares of common stock are held in the Lynch Children's Trust for the benefit of Elizabeth Lynch for which she is trustee, 7,000 shares of common stock are held in the Lynch Children's Trust for the benefit of Mary Lynch for which she is trustee and 2,000 shares of common stock are held in her IRA Rollover account. Also includes 49,400 shares of common stock held by the Lynch Foundation of which Mr. Lynch is a trustee.
5 Includes 672 shares of common stock underlying warrants which will become exercisable on January 31, 2003 at an exercise price of $9.00 per share.
6 Includes 672 shares of common stock underlying warrants which will become exercisable on January 31, 2003 at an exercise price of $9.00 per share.
7 Includes 4,480 shares of common stock underlying warrants which will become exercisable on January 31, 2003 at an exercise price of $9.00 per share.
8 Includes 25,600 shares of common stock underlying warrants which will become exercisable on January 31, 2003 at an exercise price of $9.00 per share. Also includes 59,800 shares of common stock held in the Peter H. Kamin Children's Trust for which Mr. Kamin is trustee.
9 Includes 15,000 shares of common stock held in the Peter H. Kamin Children's Trust for which Mr. Kamin is trustee.
10 Includes 12,800 shares of common stock underlying warrants which will become exercisable on January 31, 2003 at an exercise price of $9.00 per share.
11 Consists of shares of common stock underlying warrants currently exercisable at an exercise price of $6.25 per share.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling stockholders. The selling stockholders may offer and sell their shares of common stock from time to time, in their discretion, in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Such prices will be determined by the selling stockholders or by agreement between a selling stockholder and its underwriters, dealers, brokers or agents. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale hereunder. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

     o transactions on the New York Stock Exchange or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     o    in connection with short sales of the shares;

     o    by pledge to secure or in payment of debt and other obligations;

     o through the writing of options, whether the options are listed on an options exchange or otherwise;

     o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

     o    through a combination of any of the above transactions.

         The selling stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers in amounts to be negotiated. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders hereunder. In addition, a selling stockholder may, from time to time, sell short our common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers, or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act. In addition, sellers of selling stockholders' shares may be deemed to be underwriters under the Securities Act and any profits on the sale of selling stockholders' shares by them may be deemed to be discount commissions under the Securities Act. Selling stockholders may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

         From time to time one or more of the selling stockholders may transfer, pledge, donate or assign selling stockholders' shares to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The number of selling stockholders' shares beneficially owned by those selling stockholders who so transfer, pledge, donate or assign selling stockholders' shares will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

         Including and without limiting the foregoing, in connection with distributions of our common stock, a selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling stockholder. A selling stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling stockholder may also loan or pledge such common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

         We are bearing all costs relating to the registration of the shares (other than the fees and expenses, if any, of counsel or other advisors to the selling stockholders). Any commissions, discounts, concessions or fees payable to underwriters, broker-dealers or agents in connection with any sale of the shares will be borne by the selling stockholder selling such shares.

         We entered into a registration rights agreement for the benefit of the selling stockholders to register our common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling stockholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred incident to the offering and sale of the common stock.

                                  LEGAL MATTERS

         The validity of the issuance of shares of common stock offered by us in this offering will be passed upon for us by Dorsey & Whitney LLP, New York, New York.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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                                 325,600 Shares


                            [INTEGRAMED AMERICA LOGO]


                                  Common Stock

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                                   Prospectus

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                               SEPTEMBER 12, 2002